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                                                                     EXHIBIT 2.2

                           BILL OF SALE AND ASSIGNMENT

                   (PCI Regulated Assets and PCI Liabilities)

     THIS BILL OF SALE AND ASSIGNMENT is executed and delivered as of March 25, 2002 by and between Voicecom Telecommunications, LLC, a Delaware limited liability company ("Purchaser"), and Premiere Communications, Inc., a Florida
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corporation ("Seller").
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                              W I T N E S S E T H:
                              -------------------

     WHEREAS, pursuant to that certain Membership Interests Purchase Agreement, dated as of March 25, 2002 (the "Initial Closing Date"), by and among Purchaser,
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PTEK Holdings, Inc., a Georgia corporation, Seller, Voice-Tel of Canada Ltd., a
Canadian corporation, Intellivoice Communications, LLC, a Delaware limited liability company, Voice-Tel Enterprises, LLC, a Delaware limited liability company, and Voicecom Telecommunications, Inc., a Delaware corporation (the "Purchase Agreement"), Purchaser has agreed to purchase, and Seller has agreed
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to sell, convey, transfer and assign, the PCI Regulated Assets as more particularly described in Section 3.5 of the Purchase Agreement; and

     WHEREAS, the parties now desire to carry out the intent and purpose of the Purchase Agreement by Seller's execution and delivery to Purchaser of this Bill of Sale and Assignment, evidencing the vesting in Purchaser of the PCI Regulated Assets owned by Seller as hereafter described;

     NOW, THEREFORE, for and in consideration of the premises and the considerations provided for in the Purchase Agreement, the receipt and sufficiency of which have been acknowledged by Purchaser and Seller under the Purchase Agreement, Purchaser and Seller hereby agree as follows:

     1. Terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Purchase Agreement, unless the context requires otherwise.

     2. Effective as of the Initial Closing Date, Seller hereby sells, conveys, assigns, transfers and delivers to Purchaser, and Purchaser hereby accepts, purchases, acquires and takes assignment and delivery of all right, title and interest in, to and under the PCI Regulated Assets, including, without limitation, those set forth on Schedule 3.5(a)(i) of the Purchase Agreement, free and clear of any Encumbrances, other than Permitted Encumbrances.

     TO HAVE AND TO HOLD all the PCI Regulated Assets unto Purchaser for its own use and behalf forever, free and clear of all claims, liens, charges, and encumbrances whatsoever.

     3. This Bill of Sale and Assignment shall be deemed delivered as of the Final Closing.

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     4. Seller hereby represents and warrants to Purchaser that, during the period from the Initial Closing Date to the date hereof, none of the PCI Regulated Assets, nor any portion thereof, has been sold, delivered, transferred, conveyed, hypothecated or pledged to any party other than Purchaser.

     5. Seller hereby constitutes and appoints Purchaser as Seller's true and lawful attorney-in-fact, with full power of substitution, in Seller's name and stead, by, on behalf of, and for the benefit of Purchaser, to demand and receive any and all of the rights, titles, interests, assets and properties transferred hereunder and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in Seller's name or otherwise, at the expense and for the benefit of Purchaser, any and all proceedings at law, in equity or otherwise, which Purchaser may deem proper for the collection or reduction to possession of any of the PCI Regulated Assets or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred, assigned, and delivered, or intended so to be, and to do all acts and things in relation to the PCI Regulated Assets which Purchaser deems desirable. Seller hereby declares that the foregoing powers are coupled with an interest and are and will be irrevocable by Seller in any manner or for any reason whatsoever.

     6. Seller shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances, and assurances as may be necessary or convenient to procure for Purchaser, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the PCI Regulated Assets, as Purchaser from time to time reasonably requires.

     7. This Bill of Sale and Assignment is irrevocable, from and after its execution on the Initial Closing Date, and is binding upon Purchaser and Seller, and their respective successors and assigns.

     8. This Bill of Sale and Assignment will be governed by and construed and enforced in accordance with the laws of the State of Georgia.

     9. Other than those representations of Seller set forth in paragraph 2 hereof, any representations and warranties contained in or made pursuant to this Bill of Sale and Assignment will expire at the Final Closing.

                         [Signatures on following page]

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     IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale and
Assignment to be executed by their duly authorized officers, as of the date and year first above written.

                                   PURCHASER:

                                   Voicecom Telecommunications, LLC


                                   By: /s/ Jeffrey A. Allred
                                       -----------------------------------------
                                       Name:  Jeffrey A. Allred
                                       Title: Chief Executive Officer

                                   SELLER:

                                   Premiere Communications, Inc.


                                   By: /s/ Jeffrey A. Allred
                                       -----------------------------------------
                                       Name:  Jeffrey A. Allred
                                       Title: Chief Executive Officer

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